EXHIBIT 34.1

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PricewaterhouseCoopers LLP 401 East Las Olas Boulevard Suite 1800 Fort Lauderdale, FL 33301 Telephone (954) 764-7111 Facsimilie (954) 525-4453

Report of Independent Registered Certified Public Accounting Firm

To Board of Directors and Stockholder of

    World Omni Financial Corp.:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, that World Omni Financial Corp. complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions of automobile and light duty truck retail installment sale contracts sponsored by World Omni Financial Corp. since January 1, 2006 (the Platform), as of December 31, 2008 and for the year then ended, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by it with respect to the servicing Platform. As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(ii), and 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 17.06. Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

[LOGO] PRICEWATERHOUSECOOPERS

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for all asset-backed securities transactions of automobile and light duty truck retail installment sale contracts sponsored by World Omni Financial Corp. since January 1, 2006 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 27, 2009

EXHIBIT 34.1

Appendix A

The asset-backed securities transactions of automobile and light duty truck retail installment sale contracts sponsored by WOFC since January 1, 2006 included in the Platform include:

1.	World Omni Auto Receivables Trust 2006-A
2.	World Omni Auto Receivables Trust 2006-B
3.	World Omni Auto Receivables Trust 2007-A
4.	World Omni Auto Receivables Trust 2007-B
5.	World Omni Auto Receivables Trust 2008-A
6.	World Omni Auto Receivables Trust 2008-B